UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ________)*

Destination Maternity Corporation
(Name of Issuer)

Common Stock
(Title of Class of Securities)

25065D100
(CUSIP Number)

Nathan G Miller
347 Lukes Wood Road, New Canaan, CT 06840
(917) 826-0482
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

October 23, 2017
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
X
Rule 13d-1(b)


Rule 13d-1(c)


Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 25065D100

13G

Page 2 of 5 Pages

1
NAMES OF REPORTING PERSONS



I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)



Nathan G Miller







2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP



(a)



(b)


3
SEC USE ONLY










4
CITIZENSHIP OR PLACE OF ORGANIZATION



United States






NUMBER OF
SHARES
BENEFICIALLY
OWNED BY
EACH
REPORTING
PERSON WITH
5
SOLE VOTING POWER




1,000,000








6
SHARED VOTING POWER




0








7
SOLE DISPOSITIVE POWER




1,000,000








8
SHARED DISPOSITIVE POWER




0







9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON



1,000,000






10
CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)



?






11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)



7.2%






12
TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)



IN








CUSIP No. 25065D100

13G

Page 3 of 5 Pages

Item 1.


(a)
Name of Issuer
       Destination Maternity Corporation


(b)
Address of Issuer's Principal Executive Offices
       232 Strawbridge Drive
       Moorestown, NJ  08057

Item 2.


(a)
Name of Person Filing
       Nathan G Miller


(b)
Address of the Principal Office or, if none, residence
       347 Lukes Wood Road, New Canaan, CT 06840


(c)
Citizenship
       United States


(d)
Title of Class of Securities
       Common Stock


(e)
CUSIP Number
25065D100

Item 3.  If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or
(c), check whether the person
filing is a:

(a)
?
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)
?
Bank as defined in section 3(a)(6) of
the Act (15 U.S.C. 78c).

(c)
?
Insurance company as defined in section
3(a)(19) of the Act (15 U.S.C. 78c).

(d)
?
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)
?
An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E);

(f)
?
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)
?
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)
?
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.
1813);

(i)
?
A church plan that is excluded from the
definition of an investment company under
section 3(c)(14) of the Investment Company
Act of 1940 (15 U.S.C. 80a-3);

(j)
?
Group, in accordance with 240.13d-1(b)(1)(ii)(J).


CUSIP No. 25065D100

13G

Page 4 of 5 Pages

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


(a)
Amount beneficially owned: 1,000,000


(b)
Percent of class:  7.2%


(c)
Number of shares as to which the person has:


(i)
Sole power to vote or to direct the vote  1,000,000


(ii)
Shared power to vote or to
direct the vote  0


(iii)
Sole power to dispose or to direct the
disposition of  1,000,000


(iv)
Shared power to dispose or to direct the disposition of 0

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following     ?.

Instruction. Dissolution of a group requires a response to this item.

Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not Applicable

Item 8.  Identification and Classification of Members of the Group.

Not applicable

Item 9.  Notice of Dissolution of Group.

Not Applicable

Item 10.  Certification.


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



CUSIP No. 25065D100

13G

Page 5 of 5 Pages

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

11/2/2017
Date

/s/ Nathan G. Miller
Signature

Nathan G. Miller
Name/Title